Exhibit 10-b-8

ROCKWELL AUTOMATION, INC.

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
ON DECEMBER 1, 1999

RESOLVED, that effective upon approval of the 2000 Plan by the shareowners as hereinabove provided, this Corporation’s 1995 Long-Term Incentives Plan (the “1995 Plan”) be, and it hereby is, amended by deleting the proviso to Section 4 (a) (i) and substituting therefor:

“provided that no Performance Cycle shall begin later than September 30, 1998, and only one Performance Cycle for Rockwell or any designated business component shall begin with any one fiscal year;”

by deleting the first sentence of Section 10 (a) and substituting therefor:

“The total number of Shares which may be delivered in payment and upon exercise of Grants and in payments of awards under Performance Plans shall not exceed 12.5 million, as adjusted from time to time as herein provided, and the total number of Shares as to which Grants may be made in any one fiscal year of the Corporation shall not exceed 1 1/2% of the total number of Shares outstanding and held in Treasury as of the date of determination.”

and by deleting Section 10 (c) and substituting therefor:

“(c) No Option, Freestanding Stock Appreciation Right or Restricted Stock shall be granted under the Plan or any Supplementary Stock Plan after February 2, 2000, but Options or Stock Appreciation Rights and Restricted Stock granted theretofore may extend beyond that date, and Tandem Stock Appreciation Rights may be granted after that date with respect to Options outstanding on that date.”